Exhibit 23.6

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Proxy Statement of Green Dot Corporation that is made a part of Amendment No. 3 to the Registration Statement (Form S-4 No. 333-293326) and related Prospectus of Compass Sub North, Inc. and to the incorporation by reference therein of our report dated April 30, 2026, with respect to the financial statements of TailFin Labs, LLC, included in the Annual Report (Form 10-K/A) of Green Dot Corporation for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Rogers, Arkansas
May 6, 2026